THE TIMOTHY PLAN

FOURTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FOURTH AMENDMENT dated as of the 20th day of June, 2012, to the Custody Agreement, dated as of April 27, 2007, as amended September 24, 2009, September 6, 2011 and January 3, 2012 (the "Agreement"), is entered into by and between THE TIMOTHY PLAN, a Delaware business trust (the "Trust"), and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the list of funds of the Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C is superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE TIMOTHY PLAN		U.S. BANK, N.A.

By:		By:

Name:	Arthur D. Ally	Name:	Michael R. McVoy

Title:	President	Title:	Senior Vice President

6/2012

Amended Exhibit C to the Custody Agreement – The Timothy Plan

Separate Series of The Timothy Plan

Name of Series

Timothy Plan Small-Cap Value Fund

Timothy Plan Large/Mid-Cap Value Fund

Timothy Plan Fixed-Income Fund

Timothy Plan Aggressive Growth Fund

Timothy Plan Large/Mid-Cap Growth Fund

Timothy Plan Strategic Growth Fund

Timothy Plan Conservative Growth Fund

Timothy Plan International Fund

Timothy Plan Money Market Fund

Timothy Plan HighYield Bond Fund

Timothy Plan Strategic Growth Variable Portfolio

Timothy Plan Conservative Growth Variable Portfolio

Timothy Plan Small-Cap Variable Portfolio

Timothy Plan Defensive Strategies Fund

Timothy Plan Israel Common Values Fund

6/2012

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